Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

First Quarter Ended March 31, 2017

MECHANICSBURG, PENNSYLVANIA — May 4, 2017 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its first quarter ended March 31, 2017.

For the quarter ended March 31, 2017, net operating revenues increased 2.1% to $1,111.4 million, compared to $1,088.3 million for the same quarter, prior year.  Income from operations increased 5.6% to $91.8 million for the quarter ended March 31, 2017, compared to $86.9 million for the same quarter, prior year. Net income was $23.5 million for the quarter ended March 31, 2017, which includes a pre-tax loss on early retirement of debt of $19.7 million. Net income was $59.9 million for the quarter ended March 31, 2016, which includes a pre-tax non-operating gain of $25.1 million and pre-tax loss on early retirement of debt of $0.8 million. Earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, Physiotherapy acquisition costs, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries (“Adjusted EBITDA”) for the quarter ended March 31, 2017 was $138.9 million, compared to $128.6 million for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is presented in table V of this release. Income per common share for the quarter ended March 31, 2017 was $0.12 on a fully diluted basis, compared to $0.42 for the same quarter, prior year. Excluding the loss on early retirement of debt and related tax effects, adjusted income per common share was $0.21 per diluted share for the quarter ended March 31, 2017. Excluding the non-operating gain, loss on early retirement of debt, and related tax effects, adjusted income per common share was $0.22 per diluted share for the quarter ended March 31, 2016. A reconciliation of income per common share to adjusted income per common share is presented in table VI of this release.

Specialty Hospitals Segment

For the quarter ended March 31, 2017, net operating revenues for the specialty hospitals segment were $598.8 million, compared to $599.0 million for the same quarter, prior year. Adjusted EBITDA for the specialty hospitals segment increased 2.2% to $88.7 million for the quarter ended March 31, 2017, compared to $86.8 million for the same quarter, prior year. The Adjusted EBITDA margin for the specialty hospitals segment was 14.8% for the quarter ended March 31, 2017, compared to 14.5% for the same quarter, prior year. The Adjusted EBITDA results for the specialty hospitals segment include start-up losses of approximately $2.0 million for the quarter ended March 31, 2017, compared to $3.8 million for the same quarter, prior year.  Certain specialty hospitals key statistics for the quarters ended March 31, 2017 and 2016 are presented in table IV of this release.

Outpatient Rehabilitation Segment

The financial results of the outpatient rehabilitation segment include the contract therapy businesses through March 31, 2016 and Physiotherapy Associates Holdings, Inc. (“Physiotherapy”) beginning March 4, 2016.

For the quarter ended March 31, 2017, net operating revenues for the outpatient rehabilitation segment increased 7.4% to $255.8 million, compared to $238.1 million for the same quarter, prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 8.6% to $31.4 million for the quarter ended March 31, 2017, compared to $28.9 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 12.3% for the quarter ended March 31, 2017, compared to 12.1% for the same quarter, prior year. Certain outpatient rehabilitation key statistics for the quarters ended March 31, 2017 and 2016 are presented in table IV of this release.

Concentra Segment

For the quarter ended March 31, 2017, net operating revenues for the Concentra segment increased 2.1% to $256.1 million, compared to $250.9 million for the same quarter, prior year.   Adjusted EBITDA for the Concentra segment increased 24.7% to $42.6 million for the quarter ended March 31, 2017, compared to $34.2 million for the same quarter, prior year.  The Adjusted EBITDA margin for the Concentra segment was 16.6% for the quarter ended March 31, 2017, compared to 13.6% for the same quarter, prior year. Certain Concentra key statistics for the quarters ended March 31, 2017 and 2016 are presented in table IV of this release.

Refinancing

On March 6, 2017, Select Medical entered into a new senior secured credit agreement that provides for $1.6 billion in senior secured credit facilities comprising a $1.15 billion, seven-year term loan and a $450.0 million, five-year revolving credit facility, including a $75.0 million sublimit for the issuance of standby letters of credit. Select Medical used borrowings under the new senior secured credit facilities to: (i) refinance in full the series E tranche B term loans due June 1, 2018, the series F tranche B term loans due March 31, 2021, and the revolving facility due March 1, 2018 under its then existing credit facilities; and (ii) pay fees and expenses in connection with the refinancing.

Stock Repurchase Program

Select Medical did not repurchase shares during the quarter ended March 31, 2017 under its authorized $500.0 million stock repurchase program. The program has been extended until December 31, 2017, and will remain in effect until then, unless further extended or earlier terminated by the board of directors.

Business Outlook

Select Medical continues to expect for the full year of 2017 consolidated net operating revenues to be in the range of $4.4 billion to $4.6 billion and Adjusted EBITDA for the full year of 2017 to be in the range of $540.0 million to $580.0 million. Select Medical now expects fully diluted income per common share for the full year 2017 to be in the range of $0.69 to $0.87. Select Medical expects fully diluted adjusted income per common share for the full year 2017 to be in the range of $0.78 to $0.96. Fully diluted adjusted income per common share excludes the non-operating loss and loss on early retirement of debt and their related tax effects.

Select Medical’s business outlook for fully diluted income per common share for the full year 2017 has been updated to include the effects of the refinancing of Select’s senior secured credit facilities.

Conference Call

Select Medical will host a conference call regarding its first quarter results, as well as its business outlook, on Friday, May 5, 2017, at 9:00am EDT. The domestic dial in number for the call is 1-877-430-7741. The international dial in number is 1-615-247-0054. The passcode for the call is 9660441. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EDT, May 12, 2017. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The passcode for the replay will be 9660441. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical began operations in 1997 and has grown to be one of the largest operators of specialty hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on the number of facilities. As of March 31, 2017, Select Medical operated 102 long term acute care hospitals and 20 acute medical rehabilitation hospitals in 27 states and 1,610 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 308 centers in 38 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics. At March 31, 2017, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                       changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                       the impact of the Bipartisan Budget Act of 2013, which established payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                    the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                    the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                    a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                    acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                    private third-party payors for our services may adopt payment policies that could limit our future net operating revenues and profitability;

•                    the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                    shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•                    competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                    the loss of key members of our management team could significantly disrupt our operations;

•                    the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                    other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of our quarterly reports on Form 10-Q and of the annual report on Form 10-K for the year ended December 31, 2016.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2016 and 2017

(In thousands, except per share amounts, unaudited)

	2016	2017	% Change

Net operating revenues	$1,088,330	$1,111,361	2.1%

Costs and expenses:
Cost of services	922,262	928,357	0.7
General and administrative	28,268	28,075	(0.7)
Bad debt expense	16,397	20,625	25.8
Depreciation and amortization	34,517	42,539	23.2

Income from operations	86,886	91,765	5.6

Loss on early retirement of debt	(773)	(19,719)	N/M
Equity in earnings of unconsolidated subsidiaries	4,652	5,521	18.7
Non-operating gain (loss)	25,087	(49)	N/M
Interest expense	(38,848)	(40,853)	5.2

Income before income taxes	77,004	36,665	(52.4)

Income tax expense	17,060	13,202	(22.6)

Net income	59,944	23,463	(60.9)

Less: Net income attributable to non-controlling interests	5,111	7,593	48.6

Net income attributable to Select Medical Holdings Corporation	$54,833	$15,870	(71.1)%

Weighted average shares outstanding(1):
Basic	127,500	128,464
Diluted	127,581	128,628

Income per common share(1):
Basic	$0.42	$0.12
Diluted	$0.42	$0.12

(1)              Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class. Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders. Net income allocated to the unvested restricted stockholders was $0.5 million and $1.6 million for the three months ended March 31, 2017 and 2016, respectively.  Unvested restricted weighted average shares were 4,242 thousand and 3,787 thousand for the three months ended March 31, 2017 and 2016, respectively.

N/M = Not Meaningful

II.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2016	March 31, 2017
Assets

Cash	$99,029	$65,211

Accounts receivable, net	573,752	691,520

Other current assets	90,122	87,483

Total Current Assets	762,903	844,214

Property and equipment, net	892,217	897,146

Goodwill	2,751,000	2,759,764

Identifiable intangible assets, net	340,562	337,076

Other assets	173,944	164,737

Total Assets	$4,920,626	$5,002,937

Liabilities and Equity

Payables and accruals	$557,979	$516,486

Current portion of long-term debt and notes payable	13,656	22,013

Total Current Liabilities	571,635	538,499

Long-term debt, net of current portion	2,685,333	2,771,410

Non-current deferred tax liability	199,078	195,729

Other non-current liabilities	136,520	142,208

Total Liabilities	3,592,566	3,647,846

Redeemable non-controlling interests	422,159	462,680

Total equity	905,901	892,411

Total Liabilities and Equity	$4,920,626	$5,002,937

III.  Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2016 and 2017

(In thousands, unaudited)

	2016	2017
Operating activities
Net income	$59,944	$23,463
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Distributions from unconsolidated subsidiaries	8,305	4,911
Depreciation and amortization	34,517	42,539
Provision for bad debts	16,397	20,625
Equity in earnings of unconsolidated subsidiaries	(4,652)	(5,521)
Loss on early retirement of debt	773	6,527
Gain on sale of assets and businesses	(30,393)	(4,609)
Impairment of equity investment	5,339	—
Stock compensation expense	3,976	4,586
Amortization of debt discount, premium and issuance costs	3,691	3,422
Deferred income taxes	(3,475)	(3,425)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(39,164)	(138,113)
Other current assets	7,560	(7,621)
Other assets	(891)	(48)
Accounts payable and accrued expenses	29,871	(18,017)
Income taxes	19,370	15,420
Net cash provided by (used in) operating activities	111,168	(55,861)

Investing activities
Acquisition of businesses, net of cash acquired	(412,883)	(9,566)
Purchases of property and equipment	(46,768)	(50,653)
Investment in businesses	(623)	(500)
Proceeds from sale of assets and businesses	62,600	19,512
Net cash used in investing activities	(397,674)	(41,207)

Financing activities
Borrowings on revolving facilities	190,000	530,000
Payments on revolving facilities	(175,000)	(415,000)
Proceeds from term loans	600,127	1,139,822
Payments on term loans	(226,962)	(1,170,817)
Revolving facility debt issuance costs	—	(3,887)
Borrowings of other debt	6,727	6,571
Principal payments on other debt	(4,464)	(5,275)
Repayments of bank overdrafts	(28,615)	(17,062)
Repurchase of common stock	—	(156)
Proceeds from exercise of stock options	21	617
Proceeds from issuance of non-controlling interests	—	2,094
Purchase of non-controlling interests	(1,294)	(50)
Distributions to non-controlling interests	(3,061)	(3,607)
Net cash provided by financing activities	357,479	63,250

Net increase (decrease) in cash and cash equivalents	70,973	(33,818)

Cash and cash equivalents at beginning of period	14,435	99,029
Cash and cash equivalents at end of period	$85,408	$65,211

Supplemental Information
Cash paid for interest	$21,544	$38,565
Cash paid for taxes	$1,209	$1,207

IV.  Key Statistics

For the Three Months Ended March 31, 2016 and 2017

(unaudited)

	2016	2017	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	109	102
Rehabilitation hospitals (a)	18	20
Total specialty hospitals	127	122

Net operating revenues (,000)	$598,954	$598,787	(0.0)%

Number of patient days (b)	337,971	317,365	(6.1)%

Number of admissions (b)	13,861	13,895	0.2%

Net revenue per patient day (b)(c)	$1,632	$1,716	5.1%

Adjusted EBITDA (,000)	$86,756	$88,665	2.2%

Adjusted EBITDA margin	14.5%	14.8%

Outpatient Rehabilitation
Number of clinics — end of period (d)	1,601	1,610

Net operating revenues (,000)	$238,082	$255,817	7.4%

Number of visits (e)	1,576,554	2,075,790	31.7%

Revenue per visit (e)(f)	$103	$102	(1.0)%

Adjusted EBITDA (,000)	$28,879	$31,351	8.6%

Adjusted EBITDA margin	12.1%	12.3%

Concentra
Number of centers — end of period (g)	301	308

Net operating revenues (,000)	$250,877	$256,149	2.1%

Number of visits (g)	1,845,715	1,886,815	2.2%

Revenue per visit (g)(h)	$118	$118	0.0%

Adjusted EBITDA (,000)	$34,153	$42,592	24.7%

Adjusted EBITDA margin	13.6%	16.6%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospitals direct patient service revenue by the total number of patient days.

(d)         Includes managed clinics.

(e)          Excludes managed clinics.

(f)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract therapy revenue.

(g)          Excludes onsite clinics and community-based outpatient clinics.

(h)         Net revenue per visit is calculated by dividing center direct patient service revenue by the total number of center visits.

V. Net Income to Adjusted EBITDA Reconciliation

For the Three Months Ended March 31, 2016 and 2017

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used to evaluate financial performance and determine resource allocation for each of Select Medical’s operating segments. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, Physiotherapy acquisition costs, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries.

Non-GAAP Measure Reconciliation	2016	2017

Net income	$59,944	$23,463
Income tax expense	17,060	13,202
Interest expense	38,848	40,853
Non-operating loss (gain)	(25,087)	49
Equity in earnings of unconsolidated subsidiaries	(4,652)	(5,521)
Loss on early retirement of debt	773	19,719
Income from operations	86,886	91,765
Stock compensation expense:
Included in general and administrative	3,248	3,749
Included in cost of services	728	837
Depreciation and amortization	34,517	42,539
Physiotherapy acquisition costs	3,236	—
Adjusted EBITDA	$128,615	$138,890

Specialty hospitals	$86,756	$88,665
Outpatient rehabilitation	28,879	31,351
Concentra	34,153	42,592
Other (a)	(21,173)	(23,718)
Adjusted EBITDA	$128,615	$138,890

(a)         Other primarily includes general and administrative costs.

VI. Reconciliation of Income per Common Share to Adjusted Income per Common Share

For the Three Months Ended March 31, 2016 and 2017

(In thousands, except per share amounts, unaudited)

Adjusted net income available to common stockholders and adjusted income per common share — diluted shares are not measures of financial performance under GAAP.  Items excluded from adjusted net income available to common stockholders and adjusted income per common share — diluted shares are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted net income available to common stockholders and adjusted income per common share — diluted shares is important to investors because it is reflective of the financial performance of our ongoing operations and provides better comparability of our results of operations between periods. Adjusted net income available to common stockholders and adjusted income per common share — diluted shares should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because adjusted net income available to common stockholders and adjusted income per common share — diluted shares are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income available to common stockholders and adjusted income per common share — diluted shares as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income available to common stockholders and income per common share — diluted shares to adjusted net income available to common stockholders and adjusted income per common share — diluted shares for Select Medical.  Adjusted net income available to common stockholders is defined as net income available to common shareholders before non-operating gain (loss) and gain (loss) on early retirement of debt.

	Three Months Ended March 31,
	2016	Per share (a)	2017	Per share (a)
Net income attributable to Select Medical Holdings Corporation	$54,833		$15,870
Earnings allocated to unvested restricted stockholders	(1,582)		(507)
Net income available to common stockholders	53,251	$0.42	15,363	$0.12

Adjustments:
Non-operating gain:
Gain on sale of contract therapy	(30,433)		—
Other non-operating loss	5,339		49
Loss on early retirement of debt	773		19,719
Estimated income tax benefit (b)	(2,156)		(7,796)
Earnings allocated to unvested restricted stockholders	739		(381)
Adjusted net income available to common stockholders	$27,513	$0.22	$26,954	$0.21
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share — diluted shares		$0.22		$0.21

Weighted average common shares outstanding:
Basic		127,500		128,464
Diluted		127,581		128,628

(a)         Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b)         Represents the estimated tax benefit on the adjustments to net income.

VII. Net Income to Adjusted EBITDA Reconciliation

Business Outlook for the Year Ending December 31, 2017

(In millions, unaudited)

The following is a reconciliation of full year 2017 Adjusted EBITDA expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure.  Refer to table V for the definition of Adjusted EBITDA and a discussion of Select Medical’s use of Adjusted EBITDA in evaluating financial performance and determining resource allocation. Each item of expense presented in the table is an estimation of full year 2017 expectations.

	Range
Non-GAAP Measure Reconciliation	Low	High
Net income	$121	$145
Income tax expense	91	107
Interest expense	159	159
Equity in earnings of unconsolidated subsidiaries	(23)	(23)
Loss on early retirement of debt	20	20
Income from operations	$368	$408
Stock compensation expense	15	15
Depreciation and amortization	157	157
Adjusted EBITDA	$540	$580